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                                                                   EXHIBIT 10.10

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                               MQ ASSOCIATES, INC.


                             STOCKHOLDERS' AGREEMENT


                           DATED AS OF AUGUST 15, 2002


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                                TABLE OF CONTENTS

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                                                                                PAGE
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ARTICLE I DEFINITIONS; RULES OF CONSTRUCTION.......................................1

  1.1  DEFINITIONS.................................................................1
  1.2  RULES OF CONSTRUCTION.......................................................8

ARTICLE II ISSUANCES AND TRANSFERS OF SECURITIES...................................9

  2.1  ISSUANCES AND TRANSFERS OF SECURITIES.......................................9
  2.2  CERTAIN TRANSFERS...........................................................9
  2.3  CO-SALE RIGHTS..............................................................9
  2.4  RIGHT OF FIRST REFUSAL.....................................................10
  2.5  REQUIRED SALE IN CONNECTION WITH A SALE OF THE COMPANY.....................12
  2.6  REPURCHASE RIGHT OF THE COMPANY............................................14
  2.7  RIGHT OF FIRST OFFER.......................................................16

ARTICLE III BOARD.................................................................17

  3.1  ELECTION OF DIRECTORS, VOTING..............................................17
  3.2  VOTING AGREEMENT...........................................................19
  3.3  OBSERVATION RIGHTS.........................................................19

ARTICLE IV ADDITIONAL AGREEMENTS..................................................20

  4.1  ACCESS TO RECORDS AND PROPERTIES...........................................20
  4.2  CONFIDENTIAL INFORMATION...................................................20
  4.3  REGULATORY MATTERS.........................................................20
  4.4  EXPENSES...................................................................21
  4.5  2001 MANAGEMENT NOTES......................................................22

ARTICLE V SECURITIES LAW COMPLIANCE; LEGENDS......................................22

  5.1  RESTRICTION ON TRANSFER....................................................22
  5.2  RESTRICTIVE LEGENDS........................................................22
  5.3  NOTICE OF TRANSFER.........................................................22
  5.4  REMOVAL OF LEGENDS, ETC....................................................23
  5.5  ADDITIONAL LEGEND..........................................................23

ARTICLE VI AMENDMENT AND WAIVER...................................................24

  6.1  AMENDMENT..................................................................24
  6.2  WAIVER.....................................................................24

ARTICLE VII TERMINATION...........................................................24

ARTICLE VIII MISCELLANEOUS........................................................25

  8.1  SEVERABILITY...............................................................25
  8.2  ENTIRE AGREEMENT...........................................................25
  8.3  INDEPENDENCE OF AGREEMENTS, COVENANTS, REPRESENTATIONS AND WARRANTIES......25
  8.4  SUCCESSORS AND ASSIGNS.....................................................26
  8.5  COUNTERPARTS; FACSIMILE SIGNATURES; VALIDITY...............................26
  8.6  REMEDIES...................................................................26
  8.7  NOTICES....................................................................26
  8.8  GOVERNING LAW..............................................................28
  8.9  WAIVER OF JURY TRIAL.......................................................28
  8.10 MEDIATION; CONSENT TO JURISDICTION.........................................28
  8.11 FURTHER ASSURANCES.........................................................29
  8.12 CONFLICTING AGREEMENTS.....................................................29
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                                       (i)
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  8.13 THIRD PARTY RELIANCE.......................................................29
  8.14 THIRD PARTY BENEFICIARY....................................................29
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                                      (ii)
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                                                STOCKHOLDERS' AGREEMENT,
                                    dated as of August 15, 2002, among MQ
                                    ASSOCIATES, INC. a Delaware corporation (the
                                    "COMPANY"), and each of the STOCKHOLDERS
                                    named on SCHEDULE I hereto.

          Each Stockholder currently owns, or has the right to purchase or otherwise acquire (by the exercise, exchange or conversion of Securities of the Company owned by such Stockholder), such number and class of shares of capital stock of the Company as set forth opposite the name of such Stockholder on
SCHEDULE I hereto. The parties hereto desire to provide for the terms with respect to certain matters regarding the relationship between the Company and the Stockholders and the relationship among the Stockholders.

          ACCORDINGLY, in consideration of the mutual covenants and agreements contained in this Agreement, the sufficiency of which is hereby acknowledged, the parties agree as set forth below.

                                    ARTICLE I

                       DEFINITIONS; RULES OF CONSTRUCTION

1.1  DEFINITIONS.

     The capitalized terms used in this Agreement have the meanings set forth below.

          "AFFILIATE" means, with respect to any Person, a Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

          "APPROVED SALE" has the meaning ascribed to it in SECTION 2.5(a).

          "AUTHORIZED REPRESENTATIVES" has the meaning ascribed to it in
SECTION 4.1.

          "BOARD" means the board of directors of the Company.

          "BUSINESS DAY" means any day that is not (a) a Saturday, Sunday, or legal holiday or (b) a day on which banks are not required to be open in New York, New York.

          "BY-LAWS" means the By-laws of the Company, as the same may from time to time be amended, restated, supplemented or otherwise modified.

          "CAUSE" means a finding by the Board that a Management Stockholder has
(a) acted with gross negligence or willful misconduct in connection with the performance of his duties under his employment agreement with the Company, (b) committed an act of common law fraud against the Company or its executive officers; (c) been convicted of a felony; (d) embezzled assets of the Company; or (e) engaged in an activity constituting moral turpitude, which in the discretion of the Board has had a material adverse impact on the performance of such Management Stockholder's duties under his employment agreement with the Company.

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          "CLOSING DATE" has the meaning ascribed to it in the Recapitalization
Agreement.

          "COMMISSION" means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

          "COMMITMENT" has the meaning ascribed to it in SECTION 2.5(d).

          "COMMON STOCK" means, collectively, all of the common stock of the Company of any class and any other class of capital stock of the Company hereafter authorized that is not limited to a fixed sum or percentage of par or stated value with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon any liquidation, dissolution or winding up of the Company.

          "COMMON STOCK EQUIVALENT" means, at any time, one share of Common Stock or the right to acquire, whether or not such right is immediately exercisable, one share of Common Stock, whether evidenced by an option, warrant, convertible security or other instrument or agreement.

          "COMMON STOCKHOLDER" means, collectively, the Investor Stockholders and the Management Stockholders.

          "COMPANY" has the meaning ascribed to it in the caption.

          "CONTROL" means, (including, with correlative meaning, the terms "controlling," "controlled by" and "under common control with") with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or investment decisions of such Person, whether through the ownership of voting securities, by contract or otherwise.

          "CREDIT AGREEMENT" means the Credit Agreement, dated as of the date hereof, between the Company, the financial institutions party thereto as lenders and the other signatories thereto, as the same may be amended from time to time.

          "DIRECTORS" has the meaning ascribed to it in SECTION 3.1(e).

          "DOCUMENT(S)" means individually or collectively, this Agreement, the Restated Certificate, the Registration Rights Agreement, and the Regulatory Sideletter.

          "DRAG NOTICE" has the meaning ascribed to it in SECTION 2.5(b).

          "FAIR MARKET VALUE" shall mean, with respect to any Stockholder Share, as of any date of determination, an amount equal to the quotient obtained by dividing (i) the product of (a) 5.0 and (b) TTM EBITDA, by (ii) the number of outstanding shares of capital stock of the Company determined on a fully diluted basis after giving effect to the exercise or exchange of all Common Stock Equivalents; PROVIDED, HOWEVER, that, until the first anniversary of the Closing Date, Fair Market Value shall mean an amount equal to the greater of (A) Fair Market Value as determined pursuant to the preceding sentence and (B) the Original Cost of such Stockholder Share.

                                       -2-
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          "FIRST REFUSAL OFFER" has the meaning ascribed to it in
SECTION 2.4(b).

          "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

          "INVESTOR DIRECTORS" means the directors designated and appointed pursuant to SECTIONS 3.1(a)(i) and (ii), from time to time.

          "INVESTOR STOCKHOLDERS" means, collectively, (a) the Persons listed on
SCHEDULE I attached hereto under the heading "Investor Stockholders," (b) any Person who is or becomes a holder of Stockholder Shares by Transfer of such Stockholder Shares and who is, at the time of such Transfer, a Permitted Transferee of such Investor Stockholder, (c) any successor to any Investor Stockholder and (d) any Person who becomes a party to this Agreement as an Investor Stockholder pursuant to SECTIONS 2.1 or 2.2(b).

          "JOINDER AGREEMENT" has the meaning ascribed to it in SECTION 2.1.

          "JPMP GLOBAL INVESTORS" means J.P. Morgan Partners Global Investors, L.P.

          "LIMITED TRANSFER PERIOD" has the meaning ascribed to it in
SECTION 2.7(a)(vi).

          "MANAGEMENT STOCKHOLDERS" means, collectively, (a) the Persons listed on SCHEDULE I attached hereto under the heading "Management Stockholders," (b) any Person who is or becomes a holder of Stockholder Shares by Transfer of such Stockholder Shares and who is, at the time of such Transfer, a Permitted Transferee of such Management Stockholder, (c) any successor to any Management Stockholder and (d) any Person who becomes a party to this Agreement as a Management Stockholder pursuant to SECTIONS 2.1 or 2.2(b).

          "MANAGEMENT STOCKHOLDERS AMOUNT" has the meaning ascribed to it in
SECTION 2.7(a)(iv).

          "MANAGEMENT STOCKHOLDERS' OFFER" has the meaning ascribed to it in
SECTION 2.7(a)(iv).

          "MANAGEMENT STOCKHOLDERS' REJECTION" has the meaning ascribed to it in
SECTION 2.7(a)(iii).

          "MQ HOLDINGS" means MQ Investment Holdings, LLC, and its successors and assigns.

          "NOTES" means any of the 11 7/8% Senior Subordinated Notes of the Company due 2012.

          "NOTICE OF OFFER" has the meaning ascribed to it in SECTION 2.4(b).

          "OBSERVER" has the meaning ascribed to such term in SECTION 3.3(a).

          "OFFER" has the meaning ascribed to it in SECTION 2.4(b).

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          "OFFEREES" has the meaning ascribed to it in SECTION 2.4(b).

          "OFFEROR" has the meaning ascribed to it in SECTION 2.4(b).

          "ORIGINAL COST" means $1.00 per share of Common Stock and $1.00 per share of Preferred Stock, as adjusted for stock splits, reverse stock splits, stock combinations and similar events.

          "OTHER STOCKHOLDERS" has the meaning ascribed to it in SECTION 2.3(a).

          "PERCENTAGE OWNERSHIP" means with respect to any Stockholder, the fraction, expressed as a percentage, the numerator of which is the total number of Stockholder Shares held by such Stockholder and the denominator of which is the total number of Stockholder Shares issued and outstanding at the time of determination (excluding, in each case, any options, warrants or similar Securities).

          "PERMITTED TRANSFER" means (a) with respect to a Management Stockholder, any Transfer by such Management Stockholder to (i) the spouse or any lineal descendant (including adopted children) of such Management Stockholder, (ii) any trust solely for the benefit of such Management Stockholder or the spouse or lineal descendants (including adopted children) of such Management Stockholder, (iii) a family trust, partnership or limited liability company established solely for the benefit of such Management Stockholder or such Management Stockholder's spouse or lineal descendants (including adopted children) or for estate planning purposes, PROVIDED that, in the case of clauses (ii) and (iii), such trust, family trust, partnership or limited liability company remains under the Control of such Management Stockholder, (iv) the heirs, executors, administrators, guardian or conservator of such Management Stockholder or a trust created under such Management Stockholder's will, or (v) any Transferee approved by the Requisite Holders, and
(b) with respect to a Stockholder who is not a Management Stockholder, any Transfer by such Stockholder (i) to any Affiliate of such Stockholder, (ii) to any member or partner of, or holder of equity or other ownership interests or units in, such Stockholder, (iii) to any Transferee approved by the Requisite Holders, or (iv) that is permitted pursuant to the Regulatory Sideletter; PROVIDED, HOWEVER, that, (x) in each case, such Permitted Transfer must be made in accordance with SECTION 2.2(b) and (y) in the case of clause (iv) if such Transfer is to a non-Affiliate, then such transferor shall use its good faith reasonable efforts to permit the other Stockholders to exercise co-sale rights in accordance with SECTION 2.3, PROVIDED that, in no event shall such other Stockholders be entitled to any co-sale rights in connection with such a Transfer would restrict or otherwise inhibit such transferor's ability to resolve its Regulatory Problem.

          "PERMITTED TRANSFEREE" means any Person to whom a Permitted Transfer is made.

          "PERSON" shall be construed as broadly as possible and shall include an individual or natural person, a partnership (including a limited liability partnership), a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental authority.

          "PREFERRED STOCK" means, collectively, the Series A Preferred Stock, $.001 per value per share, of the Company, the Series B Preferred Stock, $.001 par value per share, of the

                                       -4-
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Company, and any other class a series of preferred stock of the Company issued after the date hereof.

          "PRINCIPAL MANAGEMENT HOLDERS" means Gene Venesky and J. Kenneth Luke.

          "PROPORTIONATE PERCENTAGE" means with respect to any Stockholder, the fraction, expressed as a percentage, the numerator of which is the total number of Stockholder Shares held by such Stockholder and the denominator of which is the total number of Stockholder Shares issued and outstanding at the time of determination held by all Other Stockholders or Offerees, as the case may be (excluding, in each case any options, warrants or similar Securities).

          "PROPOSED TRANSFEREE" has the meaning ascribed to it in
SECTION 2.4(b).

          "PUBLIC OFFERING" means the firm commitment underwritten public offering pursuant to an effective registration statement filed on Form S-1 (or its successor form) under the Securities Act underwritten by a nationally-recognized underwriter satisfactory to the holders of a majority of the shares of Common Stock (voting together as a single class).

          "PUBLIC SALE" means any sale, occurring simultaneously with or after a Public Offering, of Securities to the public pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market maker (pursuant to the provisions of Rule 144 or otherwise).

          "QUALIFIED PUBLIC OFFERING" means the first Public Offering resulting in aggregate proceeds (net of underwriting commissions and discounts) to the Company of not less than Fifty Million Dollars ($50,000,000) and a price of not less than two (2) times the Original Cost of the Common Stock.

          "RECAPITALIZATION AGREEMENT" means the Recapitalization Agreement, dated as of July 16, 2002, by and among the Company and the Stockholders named therein, as the same may from time to time be amended, restated, supplemented or otherwise modified in accordance with the terms therein.

          "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, dated as of the date hereof, among the Company and the Stockholders named therein, as the same may from time to time be amended, restated, supplemented or otherwise modified in accordance with the terms therein.

          "REGISTRATION STATEMENT" has the meaning given to such term in the Registration Rights Agreement.

          "REGULATORY PROBLEM" has the meaning ascribed to it in the Regulatory Sideletter.

          "REGULATORY SIDELETTER" means the Regulatory Sideletter, dated as of the date hereof, among the Company and the Stockholders named therein, as the same may from time to time be amended, restated, supplemented or otherwise modified in accordance with the terms therein.

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          "REPURCHASE NOTICE" means the written notice of the Company notifying a Management Stockholder of the Company's, or it designees, intent to exercise its or their rights under SECTION 2.6 and the number of Stockholder Shares to be repurchased.

          "REQUISITE HOLDERS" means, at any date of determination, those Stockholders who hold in the aggregate in excess of fifty percent (50%) of the outstanding Common Stock Equivalents held by all Stockholders at such time.

          "REQUISITE INVESTOR HOLDERS" means, at any date of determination, those Investor Stockholders who hold in the aggregate in excess of fifty percent (50%) of the outstanding Common Stock Equivalents held by all Investor Stockholders at such time.

          "REQUISITE MANAGEMENT HOLDERS" means, at any date of determination, those Management Stockholders who hold in the aggregate in excess of fifty percent (50%) of the outstanding Common Stock Equivalents held by all Management Stockholders at such time.

          "RESTATED CERTIFICATE" means the amended and restated certificate of incorporation of the Company, as in effect at the time in question, including any certificates of designation, correction or amendment filed with the Secretary of State of the State of Delaware pursuant to the terms thereof.

          "RESTRICTED SECURITIES" means all Stockholder Shares, in each case which have not theretofore been transferred in a Public Sale.

          "ROFO TRANSFER NOTICE" has the meaning ascribed to it in
SECTION 2.7(a)(i).

          "RULE 144" means Rule 144 (including Rule 144(k) and all other subdivisions thereof) promulgated by the Commission under the Securities Act, as such rule may be amended from time to time, or any similar or successor rule then in force.

          "SALE NOTICE" has the meaning ascribed to it in SECTION 2.3(a).

          "SALE OF THE COMPANY" means the consummation of (i) the sale or transfer (in one or a series of related transactions) of all or substantially all of the Company's assets to a Person or a group of Persons acting in concert (other than to a subsidiary of the Company or MQ Holdings and/or any of their respective Affiliates), (ii) the sale or transfer (in one or a series of related transactions) of a majority of the outstanding Securities of the Company to one Person or a group of Persons acting in concert (other than to MQ Holdings and/or any of its Affiliates) or (iii) the merger or consolidation of the Company with or into another Person (other than to MQ Holdings and/or any of its Affiliates), in each case in clauses (ii) and (iii) above, under circumstances in which the holders of a majority of the voting power of the outstanding Securities of the Company immediately prior to such transaction own less than a majority in voting power of the outstanding Securities of the Company or the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction. A sale (or multiple related sales) of one or more subsidiaries of the Company (whether by way of merger, consolidation, reorganization or sale of all or substantially all assets or Securities) which constitutes all or substantially all of the consolidated assets of the Company shall be deemed a Sale of the Company

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          "SECURITIES" means "securities" as defined in Section 2(1) of the
Securities Act and includes, with respect to any Person, such Person's capital stock or other equity interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such Person's capital stock or other equity or equity-linked interests, including phantom stock and stock appreciation rights. Whenever a reference herein to Securities is referring to any derivative Securities, the rights of a Stockholder shall apply to such derivative Securities and all underlying Securities directly or indirectly issuable upon conversion, exchange or exercise of such derivative securities.

          "SECURITIES ACT" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

          "STOCKHOLDER SHARES" means (a) any Common Stock purchased or otherwise acquired by any Stockholder, (b) any Common Stock Equivalents purchased or otherwise acquired by any Stockholder and (c) any capital stock or other equity securities issued or issuable directly or indirectly with respect to the Securities referred to in clauses (a) and (b) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, consolidation or other reorganization. As to any particular shares constituting Stockholder Shares, such shares shall cease to be Stockholder Shares when they have been (x) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them or (y) sold to the public through a broker, dealer or market maker pursuant to Rule 144 (or any similar provision then in force) under the Securities Act in a Public Sale.

          "STOCKHOLDERS" means the holders of Common Stock Equivalents, in each case who are parties hereto, and shall include any other Person who hereafter becomes a party to this Agreement as an Investor Stockholder and/or Management Stockholder pursuant to a Joinder Agreement executed and delivered pursuant to
SECTION 2.1 or 2.2(b).

          "SUBSIDIARY" means, at any time, with respect to any Person (the "SUBJECT PERSON"), (a) any Person of which either (x) more than fifty percent (50%) of the Securities or other interests entitled to vote in the election of directors or comparable Persons performing similar functions (excluding Securities or other interests entitled to vote only upon the failure to pay dividends thereon or other contingencies) or (y) more than a 50% interest in the profits or capital of such Person, are at the time owned or controlled directly or indirectly by the Subject Person or through one or more Subsidiaries of the Subject Person or by the Subject Person and one or more Subsidiaries of the Subject Person or (b) any Person whose assets, or portions thereof, are consolidated with the assets of the Subject Person and are recorded on the books of the Subject Person for financial reporting purposes in accordance with GAAP.

          "TAG-ALONG NOTICE" has the meaning ascribed to it in SECTION 2.3(b).

          "TRANSFER" of Securities shall be construed broadly and shall include any issuance, sale, assignment, transfer, participation, gift, bequest, distribution, or other disposition thereof, or any pledge or hypothecation thereof, placement of a lien thereon or grant of a security interest therein or other encumbrance thereon, in each case whether voluntary or involuntary or by

                                       -7-
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operation of law or otherwise. Notwithstanding anything to the contrary contained herein, Transfer shall not include (a) the exercise of the right to acquire Common Stock pursuant to the terms of any warrant, option or other convertible or exercisable Security granted by the Company, (b) the sale or transfer of Stockholder Shares by any Management Stockholder to the Company or any of its designees hereunder or pursuant to any employment, option or restricted stock purchase agreement between the Company and such Management Stockholder or any plan relating to the foregoing or (c) any grant of a participation interest as referred to in the Regulatory Sideletter.

          "TRANSFEREE" means a Person acquiring Securities through a Transfer.

          "TRANSFERRING STOCKHOLDER" has the meaning ascribed to it in
SECTION 2.3(a).

          "TTM EBITDA" shall mean the consolidated earnings before interest, taxes, depreciation and amortization of the Company and its Subsidiaries for the twelve-month period ending as of the date of determination, as determined by the Company's independent auditors.

          "2001 MANAGEMENT NOTES" means each of the Promissory Notes dated as of March 30, 2001 issued pursuant to the Stock Purchase and Voting Agreement dated as of March 30, 2001 among J. Kenneth Luke, Gene Venesky, Thomas C. Gentry, Michael A. Villa and Daniel J. Schaefer.

          "UNLIMITED TRANSFER PERIOD" has the meaning ascribed to it in
SECTION 2.7(a)(iii).

1.2  RULES OF CONSTRUCTION.

     The use in this Agreement of the term "including" means "including, without limitation." The words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to sections, schedules and exhibits mean the sections of this Agreement and the schedules and exhibits attached to this Agreement, except where otherwise stated. The title of and the section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18 is March 18, and one month following March 31 is May 1.

                                       -8-
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                                   ARTICLE II

                      ISSUANCES AND TRANSFERS OF SECURITIES

2.1  ISSUANCES AND TRANSFERS OF SECURITIES.

     The Company shall not, without the prior written consent of the Requisite Investor Holders, issue or sell, or otherwise permit or record the Transfer of, any Stockholder Share to any Person (other than pursuant to a Public Sale) unless such Person is already a party to this Agreement or first executes and delivers to the Company a joinder agreement in substantially the form attached hereto as EXHIBIT A (a "JOINDER AGREEMENT"), pursuant to which such Person will thereupon become a party to, and be bound by and obligated to comply with the terms and provisions of, this Agreement.

2.2  CERTAIN TRANSFERS.

          (a) The provisions regarding Transfers of Securities contained in this
ARTICLE II shall apply to all Stockholder Shares now owned or hereafter acquired by a Stockholder, including Stockholder Shares acquired by reason of original issuance, dividend, distribution, exchange, conversion and acquisition of outstanding Stockholder Shares from another Person, and such provisions shall apply to any Stockholder Shares obtained by a Stockholder upon the exercise, exchange or conversion of any option, warrant or other derivative Security.

          (b) Except for Transfers that constitute Public Sales, no Stockholder shall Transfer any Stockholder Shares to a Person not already a party to this Agreement as a Stockholder unless and until (i) such Person executes and delivers to the Company a Joinder Agreement, pursuant to which such Person will thereupon become a party to, and be bound by and obligated to comply with the terms and provisions of, this Agreement, as a Stockholder hereunder, and (ii) such Transfer is a Permitted Transfer or is made in compliance with this ARTICLE II and, in any case, is made in compliance with ARTICLE V. No Person who acquires Stockholder Shares in a Public Sale shall be required to execute a Joinder Agreement.

2.3  CO-SALE RIGHTS.

          (a) After satisfying the obligations set forth in SECTION 2.4 and, in the case of MQ Holdings, SECTION 2.7, if at any time any Stockholder proposes to Transfer, other than pursuant to a Permitted Transfer (PROVIDED, HOWEVER, that a Transfer pursuant to clause (b)(iii) of such definition shall not be deemed a Permitted Transfer for purposes of this SECTION 2.3), any Stockholder Shares (in each case, such Stockholder shall be deemed a "TRANSFERRING STOCKHOLDER"), then at least thirty (30) days prior to the closing of such Transfer, such Transferring Stockholder shall deliver a written notice (the "SALE NOTICE") to all holders of Stockholder Shares (other than such Transferring Stockholder and the Investor Stockholders) (the "OTHER STOCKHOLDERS") offering such Other Stockholders the option to participate in such proposed Transfer upon the same terms and conditions as such Transferring Stockholder. Such Sale Notice shall specify in reasonable detail the identity of the prospective Transferee and the terms and conditions of the Transfer, including the number and class of Stockholder Shares to be Transferred.

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          (b) Any Other Stockholder may, within twenty (20) days of the receipt of a Sale Notice, give written notice (each, a "TAG-ALONG NOTICE") to such Transferring Stockholder stating that such Other Stockholder wishes to participate in such proposed Transfer and specifying the amount and class of Stockholder Shares such Other Stockholder desires to include in such proposed Transfer; PROVIDED, HOWEVER, that, if the Sale Notice relates to shares of Common Stock, such Transferring Stockholder shall, if requested in such Tag-Along Notice, use all reasonable efforts to cause the proposed Transferee to agree to acquire warrants held by the Other Stockholder delivering such Tag-Along Notice without the prior exercise thereof; PROVIDED FURTHER, HOWEVER, that the consideration received upon such Transfer by such Other Stockholder will be net of any exercise price of such warrants.

          (c) If no Other Stockholder gives such Transferring Stockholder a timely Tag-Along Notice with respect to the Transfer proposed in the Sale Notice, such Transferring Stockholder may thereafter Transfer the Stockholder Shares specified in the Sale Notice on terms and conditions no more favorable to such Transferring Stockholder than those set forth in the Sale Notice. If one or more Other Stockholders give such Transferring Stockholder a timely Tag-Along Notice, then such Transferring Stockholder shall use all reasonable best efforts to cause the prospective Transferee(s) to agree to acquire all Stockholder Shares identified in all Tag-Along Notices that are timely given to such Transferring Stockholder, upon the same terms and conditions as applicable to such Transferring Stockholder's Stockholder Shares. If the prospective Transferee(s) are unwilling or unable to acquire all Stockholder Shares proposed to be included in such sale upon such terms, then such Transferring Stockholder may elect either to cancel such proposed Transfer or the maximum number of Stockholder Shares that each prospective Transferee is willing to purchase shall be allocated among such Transferring Stockholder and the Other Stockholders giving timely Tag-Along Notices in proportion to each such Stockholders' Proportionate Percentage.

          (d) Within ten (10) days after the date by which the Other Stockholders were first required to notify the Transferring Stockholder of their intent to participate, the Transferring Stockholder shall notify each Other Stockholder who delivered a timely Tag-Along Notice of the number of Stockholder Shares held by such Other Stockholder that will be included in the sale and the day on which the sale is intended to be consummated, which shall be no later than the later of (i) ninety (90) days after the date which the Other Stockholders were required to notify the Transferring Stockholder of their intent to participate and (ii) the date of satisfaction of any governmental approval or filing requirements, if any.

2.4  RIGHT OF FIRST REFUSAL.

          (a) Except to the extent otherwise expressly permitted herein, no Stockholder (other than an Investor Stockholder) shall Transfer, other than pursuant to a Permitted Transfer, any Stockholder Shares except in compliance with the procedures set forth in this SECTION 2.4 (and the other applicable provisions of this Agreement).

          (b) If any Stockholder (other than an Investor Stockholder) shall receive a BONA FIDE written offer (an "OFFER") from any Person (a "PROPOSED TRANSFEREE") to purchase all or a portion of the Stockholder Shares then owned by such Stockholder and such Stockholder desires to accept such Offer, such Stockholder (the "OFFEROR") shall, before accepting such Offer, first

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deliver to the Company and each of the Stockholders (other than the Offeror)
(collectively with the Company, the "OFFEREES") a written notice (the "NOTICE OF OFFER"), which shall include all relevant terms of such Offer and shall be irrevocable for a period of thirty (30) days after delivery thereof (the "OFFER PERIOD"), offering (the "FIRST REFUSAL OFFER") all of the Stockholder Shares proposed to be Transferred by the Offeror at the purchase price and on the terms specified in the Offer, FIRST to the Company, or its designees, and SECOND to such other Stockholders. The Offeror shall also furnish to the Offerees such additional information in the Offeror's possession relating to the Offer as the Offerees may reasonably request. The Company, or its designees, shall have the first right and option, for a period of ten (10) days after delivery of the Notice of Offer by the Offeror, to accept all or any portion of the Stockholder Shares so offered at the purchase price and on the terms stated in the Notice of Offer. The Company shall make such acceptance by delivering written notice thereof to the Offeror and the other Offerees within such 10-day period. The Company shall, if it does not elect to purchase all of the offered Stockholder Shares, promptly upon such election (but in any event within such 10-day period) deliver written notice thereof to the Offeror and the other Offerees. Each other Stockholder shall then have the right and option, for a period of twenty (20) days after the expiration of the 10-day period provided above, (x) to accept in writing all or any of his or its Proportionate Percentage of the Stockholders Shares so offered and not accepted by the Company at the purchase price and on the terms stated in the Notice of Offer and (y) to offer, in any written notice of acceptance, to purchase any Stockholder Shares not accepted by the other Stockholders pursuant to this sentence, in which case the Stockholder Shares not accepted by the other Stockholders shall be deemed, on the same terms and conditions, to be re-offered from time to time during such 20-day period to and accepted by the other Stockholders who exercised their option under this clause
(y), PRO RATA in accordance with their respective Proportionate Percentages (computed without including the Stockholders who have not exercised their option to purchase Stockholder Shares under this clause (y)), until all such Stockholder Shares are fully subscribed or until all such other Stockholders have subscribed for all such offered Stockholder Shares which they desire to purchase.

          (c) Transfers of Stockholder Shares under the terms of this
SECTION 2.4 shall be made at the offices of the Company on a mutually satisfactory Business Day within fifteen (15) days after the later of (i) expiration of the Offer Period and (ii) the satisfaction of any governmental approval or filing requirements, if any. Delivery of certificates or other instruments evidencing such Stockholder Shares, duly endorsed for transfer and free and clear of all liens, claims and other encumbrances, shall be made on such date against payment of the purchase price therefor.

          (d) If the Offerees shall not have accepted all of the Stockholder Shares offered for sale pursuant to the Notice of Offer, then the Offeror may Transfer to the Proposed Transferee that number of the Stockholder Shares not accepted by the Offerees in accordance with the terms set forth in the Notice of Offer, at any time within ninety (90) days after the expiration of the First Refusal Offer required by SECTION 2.4(a). Any such Transfer shall be in compliance with SECTION 2.2 and SECTION 2.3. In the event the Stockholder Shares are not Transferred by the Offeror to the Proposed Transferee on such terms during such 90-day period, the restrictions of this SECTION 2.4 shall again become applicable to any Transfer of Stockholder Shares by the Offeror.

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2.5  REQUIRED SALE IN CONNECTION WITH A SALE OF THE COMPANY.

          (a) GENERAL. Subject to the further provisions of this SECTION 2.5, if the Board and the Requisite Holders approve a Sale of the Company (an "APPROVED SALE"), each Stockholder shall consent to and raise no objections against the Approved Sale, and if the Approved Sale is structured as a sale of the issued and outstanding capital stock of the Company (whether by merger, recapitalization, consolidation or sale or Transfer of Stockholder Shares, other Securities or otherwise), then each Stockholder shall waive any dissenters rights, appraisal rights or similar rights in connection with such Sale of the Company and each Stockholder shall agree to sell his or its Stockholder Shares on the terms and conditions approved by the Board. Each Stockholder shall take all necessary and desirable actions in connection with the consummation of the Approved Sale, including the execution of such agreements and instruments and other actions necessary to provide the representations, warranties, indemnities, covenants, conditions, escrow agreement and other provisions and agreements relating to such Approved Sale. Each Stockholder hereby grants an irrevocable power of attorney and proxy to the Chairman of the Board of the Company to take all necessary actions and execute and deliver all documents deemed by such Person to be necessary or desirable to effectuate the terms of this SECTION 2.5, such power of attorney and proxy only to be exercisable in the event that such Stockholder fails for any reason to take any of the foregoing actions after reasonable notice thereof. The restrictions on Transfers of Stockholder Shares set forth in SECTIONS 2.1, 2.2, 2.3 and 2.4 shall not apply in connection with an Approved Sale. Notwithstanding anything to the contrary contained herein, a Sale of the Company that is not approved by all of the Investor Directors shall not be deemed to be an "Approved Sale."

          (b) PROCEDURE. The Company shall deliver written notice to each Stockholder setting forth in reasonable detail the terms (including price, time and form of payment) of any Approved Sale (the "DRAG NOTICE"). Within ten (10) days following receipt of the Drag Notice, each Stockholder shall deliver to the Company written notice (in form and substance reasonably satisfactory to the Company) setting forth such holders' agreement to consent to and raise no objections against, or impediments to, the Approved Sale (including, waiving all dissenter's and similar rights) and (ii) if the Approved Sale is structured as a sale of stock, to sell its Stockholder Shares on the terms and conditions set forth in the Drag Notice.

          (c) CONDITIONS TO OBLIGATION. The obligations of the Stockholders to participate in any Approved Sale pursuant to this SECTION 2.5 are subject to the satisfaction of the following conditions:

               (i) subject to SECTION 2.5(c)(iii), upon the consummation of the Approved Sale (or as promptly thereafter as practical in the case of certain options to purchase Stock, pursuant to outstanding option agreements), all of the Stockholders shall receive the same proportion of the aggregate consideration from such Approved Sale that such holder would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Restated Certificate as in effect immediately prior to such Approved Sale (giving effect to applicable orders of priority and the exercise price of all warrants and options);

              (ii) if any Stockholders are given an option as to the form and amount of consideration to be received with respect to shares in a class, all holders of shares of such class will be given the same option;

             (iii) all holders of then-currently exercisable or convertible Common Stock Equivalents will be given an opportunity to either (A) exercise or convert such rights prior to the consummation of an Approved Sale (but only to the extent such Common Stock Equivalents are then vested or would be vested on an accelerated basis upon such sale pursuant to the terms thereof) and participate in such sale as Stockholders or (B) upon the consummation of the Approved Sale, receive in exchange for such currently exercisable or convertible Common Stock Equivalents consideration equal to the product of (x) the same amount of consideration per Stockholder Share (of the same class as that for which the Common Stock Equivalent is exercisable or convertible) received by the holders of such class of capital stock in connection with the Approved Sale (less the exercise or conversion price per Common Stock Equivalent) and (y) the number of Common Stock Equivalents (but only to the extent such Common Stock Equivalents are then vested or would vest upon an accelerated basis upon such sale pursuant to the terms thereof);

              (iv) no Stockholder shall be obligated to pay more than his or its PRO RATA share (based upon the number of Common Stock Equivalents held by such Stockholder) of reasonable expenses incurred in connection with a consummated Approved Sale to the extent such expenses are incurred for the benefit of all Stockholders and are not otherwise paid by the Company or the acquiring party (expenses incurred by or on behalf of a Stockholder for its or his sole benefit not being considered expenses incurred for the benefit of all Stockholders); and

               (v) in the event that the Stockholders are required to provide any representations, warranties or indemnities in connection with an Approved Sale (other than representations, warranties and indemnities on a several basis concerning each Stockholder's valid ownership of his or its Stockholder Shares, free of all liens and encumbrances, enforceability and each Stockholder's authority, power, and right to enter into and consummate agreements relating to such Approved Sale without violating applicable law, its organizational documents or any other agreement to which it is a party), then each Stockholder shall not be liable for more than his or its PRO RATA share (based upon the number of Common Stock Equivalents held by such Stockholder) of any liability for misrepresentation or indemnity (except in respect of such several representations and warranties) and such liability shall not exceed the total purchase price received by such Stockholder (net of broker fees) from such purchaser for such Stockholder's Stockholder Shares and/or Common Stock Equivalents (including the exercise price thereof), and, to the extent that an indemnification, purchase price adjustment, or similar escrow has been established, such liability shall be satisfied solely out of any funds escrowed for such purposes prior to recourse against such Stockholder.

          (d) CONSULTATION WITH MANAGEMENT STOCKHOLDERS. Prior to the Company or the Requisite Holders, as applicable, executing a binding commitment for any Approved Sale (a "COMMITMENT"), the Investor Stockholders shall consult with the Requisite Management Holders regarding the terms and conditions of such Approved Sale at least thirty (30) days prior to executing a Commitment. In addition, in the event of an Approved Sale whereby the form of consideration includes securities, the Investor Stockholders will use their reasonable, good faith efforts to structure such Approved Sale in a manner so that the Management Stockholders will receive securities having the same relative economic interest and rights as the Stockholder Shares held by such Management Stockholders immediately before the consummation of such Approved Sale; PROVIDED, HOWEVER, that the Investor Stockholders shall not have any obligation hereunder if such structure would result in less consideration or a greater detrimental economic effect to the Investor Stockholders than would otherwise be the case immediately prior to the consummation of any Approved Sale.

2.6  REPURCHASE RIGHT OF THE COMPANY.

          (a) If a Management Stockholder's employment with the Company is terminated for any reason or for no reason, the Company or its designee shall have the right (but not the obligation), upon delivery of a Repurchase Notice to such Management Stockholder, to repurchase from such Management Stockholder (and each of his Permitted Transferees) all or any part of the Stockholder Shares owned by such Management Stockholder (and each of his Permitted Transferees) at any time. The price per Stockholder Share to be paid by the Company shall be (i) in the event of a termination of such Management Stockholder's employment with the Company or any Subsidiary due to his death or disability or by the Company or such Subsidiary without Cause, the Fair Market Value as of the last day of the calendar month ending on, or immediately before, the date the Management Stockholders' employment with the Company is so terminated or (ii) in the event of a termination of such Management Stockholders' employment with the Company or any Subsidiary by the Company or such Subsidiary with Cause or upon the Management Stockholder's resignation, the lesser of the Original Cost and the Fair Market Value thereof as of the date of such termination. For purposes of this SECTION 2.6 only, the "Original Cost" of any share of the Company's Series B Preferred Stock, $0.001 par value per share, shall include that amount equal to the product of (X) the Original Cost of one share of Common Stock and (Y) the Participation Component Shares (as such term is defined in the Restated Certificate). The purchase price to be paid by the Company for any repurchase of Stockholder Shares pursuant to this SECTION 2.6 shall be paid in cash; PROVIDED, HOWEVER, that, if the Management Stockholder is terminated by the Company or such Subsidiary with Cause or resigns, the Company shall have the option to pay the purchase price as follows:

               (i) 33.333% of the purchase price in cash; PROVIDED FURTHER, HOWEVER, that the Company shall not be obligated to pay more than that which is permitted under the Credit Agreement, in which case such portion that is not permitted to be paid in cash shall be payable as provided in paragraph (ii) below; PROVIDED FURTHER, that the permitted amount referred to in the immediately preceding provision shall be reduced by an amount equal to the sum of all amounts paid or payable within the fiscal year in which such purchase is consummated in satisfaction of obligations owing pursuant to any notes issued, or to be issued in connection with the subject purchase of Stockholder Shares, pursuant to clause (ii) below; and

              (ii) the remaining portion of the purchase price in the form of a non-negotiable promissory note payable to the order of the Management Stockholder, which note shall be (A) dated the date of the closing of such sale, bearing interest at the prime rate reported by J.P. Morgan Chase Bank, N.A. in the Wall Street Journal as of such closing date, (B) payable in three equal annual installments of principal and interest accrued thereon payable on an anniversary of the date of the note; PROVIDED, HOWEVER, that the aggregate amount required to be paid from time to time by the Company with respect to all of the outstanding notes issued pursuant to this SECTION 2.6(a)(ii) shall not exceed the amounts then permitted by the Credit Agreement or any covenant under any other financing document of the Company or its Subsidiaries (or any successor facility or facilities which contains restrictions on the payment of such notes which are not more restrictive than those currently contained in the Credit Agreement or such other document), and if such Credit Agreement or such other document does not permit the payment of all amounts payable in a fiscal year with respect to such notes, the amount permitted to be paid shall be allocated among such notes PRO RATA based upon the outstanding principal balances of such notes,
     (C) prepayable at any time without premium, such prepayments to be applied to payments of principal and then interest next due and (D) subordinated to any funded indebtedness of the Company and its Subsidiaries.

          (b) The purchasers of any Stockholder Shares pursuant to this
SECTION 2.6 will be entitled to require all of the sellers of Stockholder Shares to provide representations and warranties from such seller regarding (i) such seller's power, authority and legal capacity to enter into such sale and to transfer valid right, title and interest in such Stockholder Shares, (ii) such seller's ownership of such Stockholder Shares and the absence of any liens, pledges, and other encumbrances on such Stockholder Shares and (iii) the absence of any violation, default, or acceleration of any agreement or instrument pursuant to which such seller or the assets of such seller are bound as the result of such sale.

          (c) If the Company or any of its designees elect to exercise the repurchase rights pursuant to this SECTION 2.6 and any seller fails to promptly deliver all of such Stockholder Shares in accordance with the terms hereof, then the purchaser of such Stockholder Shares hereunder may, at its option, in addition to all other remedies it may have, deposit the purchase price in an escrow account administered by an independent third party (to be held for the benefit of and payment over to such seller in accordance herewith), whereupon the Company shall by written notice to such seller (i) cancel on the Company's books the certificate(s) representing such Stockholder Shares registered in the name of such seller and (ii) issue to the purchaser, in lieu thereof, new certificate(s) representing such Stockholder Shares registered in the purchaser's name, and all of the seller's right, title, and interest in and to such Stockholder Shares shall terminate in all respects without any action on the part of such seller.

          (d) Anything contained in this Agreement to the contrary notwithstanding, all repurchases of Stockholder Shares by the Company or its designees pursuant to this SECTION 2.6 shall be subject to applicable restrictions contained in federal law, the law of any other applicable jurisdiction and in the Company's debt and equity financing agreements, including the Credit Agreement. Anything contained in this Agreement to the contrary notwithstanding, if any such restrictions prohibit or otherwise delay the repurchase of Stockholder Shares or any payment of money in connection therewith pursuant to this SECTION 2.6 which the Company is otherwise entitled or required to make, the Company or its designees may make such repurchases or such payments as soon as it is permitted to do so under such restrictions. The restrictions on Transfers of Stockholder Shares set forth in SECTIONS 2.3, 2.4 and 2.7 shall not apply in connection with any Transfer in connection with this
SECTION 2.6.

          (e) If Stockholder Shares are repurchased pursuant to this
SECTION 2.6, then the sellers and the purchasers thereof and their respective successors, assigns and representatives shall take all steps necessary or desirable to obtain, at their sole cost and expense, all required third-party, governmental and regulatory consents and approvals (including any actions required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and shall take all other actions necessary or desirable to facilitate consummation of such repurchase in a timely manner.

2.7  RIGHT OF FIRST OFFER.

          (a) If MQ Holdings desires to Transfer any Stockholder Shares held by it (other than pursuant to a Permitted Transfer; PROVIDED, HOWEVER, that a Transfer pursuant to clause (b)(iii) of such definition shall not be deemed a Permitted Transfer for purposes of this SECTION 2.7), MQ Holdings shall:

               (i) provide notice to the Management Stockholders in writing of its intent to Transfer such Stockholder Shares (the "ROFO TRANSFER NOTICE") and shall include in such ROFO Transfer Notice, the number and class of Stockholder Shares that MQ Holdings intends to Transfer;

              (ii) upon receipt of a ROFO Transfer Notice, the Management Stockholders shall have ten (10) Business Days from the date of receipt of the ROFO Transfer Notice to inform MQ Holdings whether they desire to purchase such Stockholder Shares;

             (iii) in the event that the Management Stockholders inform MQ Holdings in writing that they do not intend to purchase such Stockholder Shares or provide no response prior to the expiration of such ten (10) Business Days (the "MANAGEMENT STOCKHOLDERS' REJECTION"), MQ Holdings shall be entitled to Transfer such Stockholder Shares, free and clear of the restrictions set forth in this SECTION 2.7, but subject to SECTION 2.3, to any Person for any consideration for ninety (90) Business Days from the effective time of such Management Stockholders' Rejection (the "UNLIMITED TRANSFER PERIOD"). To the extent that MQ Holdings has not Transferred such Stockholder Shares within the Unlimited Transfer Period, MQ Holdings shall again comply with the provisions of this SECTION 2.7 prior to Transferring such Stockholder Shares that were not so Transferred; PROVIDED, HOWEVER, if such ROFO Transfer Notice was given in connection with, or in contemplation of, an Approved Sale, this last sentence of this clause (iii) shall be inapplicable and MQ Holdings shall be entitled to Transfer such Stockholder Shares without regard to this SECTION 2.7 for a period of three hundred and sixty-five (365) days following a Management Stockholders' Rejection (PROVIDED, that MQ Holdings shall be deemed to have satisfied the requirements of this proviso to this clause (iii) if MQ Holdings has entered into definitive documentation or is otherwise engaged in good faith negotiations in connection with such Transfer within such 365-day period notwithstanding that the actual Transfer of such Stockholder Shares occurs after the expiration of such period);

              (iv) in the event that the Management Stockholders inform MQ Holdings in writing that they intend to purchase such Stockholder Shares (the "MANAGEMENT STOCKHOLDERS' OFFER"), the Management Stockholders shall indicate to MQ Holdings the per share price, in cash, they are willing to pay for such Stockholder Shares (the "MANAGEMENT STOCKHOLDERS AMOUNT") and evidence satisfactory to MQ Holdings of the source of financings of such purchase price and such Management Stockholders' Offer shall be irrevocable for ten (10) Business Days;

               (v) if MQ Holdings accepts the Management Stockholders' Offer, the Management Stockholders and MQ Holdings shall complete the Transfer of such Stockholders' Shares within five (5) Business Days after the later of
     (A) thirty (30) Business Days from the date of delivery of such acceptance by MQ Holdings to the Management Stockholders and (B) the satisfaction of any governmental approval or filing requirements, if any; and

              (vi) if MQ Holdings rejects the Management Stockholders' Offer, for a period of ninety (90) Business Days from the date of delivery of such rejection by MQ Holdings to the Management Stockholders (the "LIMITED TRANSFER PERIOD"), MQ Holdings shall be able to Transfer such Stockholder Shares, free and clear of the restrictions set forth in this SECTION 2.7, but subject to SECTION 2.3, to any other Person for a per share price that is not less than the Management Stockholders' Amount; PROVIDED, HOWEVER, that if such Transfer is in connection with an Approved Sale, such Limited Transfer Period shall be 180 Business Days. To the extent that MQ Holdings has not Transferred all of such Stockholder Shares within the Limited Transfer Period, MQ Holdings shall again comply with the provisions of this
     SECTION 2.7 prior to Transferring the Stockholder Shares that were not so Transferred.

                                   ARTICLE III

                                      BOARD

3.1  ELECTION OF DIRECTORS, VOTING.

          (a) Each holder of Stockholder Shares hereby covenants and agrees to vote all of his, her or its Stockholder Shares to cause (i) the number of directors constituting the Board to be seven (7) and (ii) the Company to comply with all obligations under the Documents. At each annual meeting of the holders of any class of Stockholder Shares, and at each special meeting of the holders of any class of Stockholder Shares called for the purpose of electing directors of the Company, and at any time at which holders of any class of Stockholder Shares shall have the right to, or shall, vote for or consent in writing to the election of directors of the Company, then, and in each such event, the holders of Stockholder Shares shall vote all of the Stockholder Shares owned by them for, or consent in writing with respect to such shares in favor of, the election of a Board constituted as follows:

               (i) three (3) representatives designated by the Requisite Investor Holders, which designees shall initially be Benjamin B. Edmands, Evan Bakst and Mitchell J. Blutt, M.D.;

              (ii) one (1) representative designated by JPMP Global Investors, which designee shall initially be Nancy-Ann DeParle;

             (iii) one (1) representative designated (after consultation with the Management Stockholders) by the Requisite Holders (which, for purposes of this paragraph (iii) only, shall not include Thomas Gentry, Daniel Schaefer and Michael Villa), which representative shall be knowledgeable in the Company's industry and shall not be an employee of the Company or any of its Subsidiaries; and

              (iv) two (2) representatives designated by the Principal Management Holders for so long as the aggregate Percentage Ownership of the Principal Management Holders is at least ten percent (10%), which designees shall be members of the senior management of the Company and which shall initially be Gene Venesky and J. Kenneth Luke; PROVIDED, HOWEVER, that at such time as the aggregate Percentage Ownership of the Principal Management Holders is reduced below ten percent (10%), (A) the Principal Management Holders shall have the right to designate two (2) representatives to the Board pursuant to this paragraph (iv) for so long as both Gene Venesky and
     J. Kenneth Luke are employed as members of the senior management of the Company, (B) the Principal Management Holders shall have the right to designate one (1) representative to the Board pursuant to this paragraph
     (iv) for so long as either Gene Venesky or J. Kenneth Luke (but not both) is employed as a member of the senior management of the Company and such other representative shall thereafter be designated by the Requisite Investor Holders, and (C) the Principal Management Holders shall not have any rights to designate any representatives to the Board pursuant to this paragraph (iv) at such time as neither Gene Venesky nor J. Kenneth Luke are employed as members of the senior management of the Company and such representatives shall thereafter be designated by the Requisite Investor Holders.

          (b) JPMP Global Investors shall, in its sole discretion, have the power to assign the right to designate a director pursuant to SECTION 3.1(a)(ii) to any of its Affiliates.

          (c) The majority of the members of each committee created by the Board shall be Investor Directors.

          (d) The holders of Stockholder Shares shall vote their shares (i) to remove any director whose removal is required by the party or parties with the power to designate such director and (ii) to promptly fill any vacancy created by the removal, resignation or death of a director, in each case for the election of a new director designated, if approval is required, in accordance with the provisions of this SECTION 3.1. For so long as the Requisite Management Stockholders have the right to designate members of the Board pursuant to
SECTION 3.1(a)(iv), prior to the Requisite Investor Holders designating the Person whom the Requisite Investor Holders intend to fill any vacancy created by the removal, resignation or death of any member elected to the Board pursuant to
SECTION 3.1(a)(i), the Requisite Investor Holders shall consult with the Requisite Management Holders regarding the identity and qualifications of any such designee and shall use their reasonable, good faith efforts to designate a Person acceptable to the Requisite Management Holders; PROVIDED, HOWEVER, that the Requisite Investor Holders shall not have any obligation hereunder to designate any Person acceptable to the Requisite Management Holders. The Company and the holders of Stockholder Shares shall use their best efforts to fill any vacancies of the Board as soon as practicable following the date such vacancy is created. Notwithstanding anything to the contrary contained in this Agreement, in the event that the Requisite Management Holders shall no longer have the right to designate members to the Board pursuant to
SECTION 3.1(a)(iv) above, the Requisite Investor Holders shall have the right to remove any such directors so designated and appointed.

          (e) The Company shall pay the reasonable out-of-pocket expenses incurred by each of the Directors designated in accordance with this SECTION 3.1 (collectively, the "DIRECTORS") in connection with (i) attending the meetings of the Board and all committees thereof and (ii) conducting any other Company business requested by the Company. So long as any Director serves on the Board and for six (6) years thereafter, the Company shall maintain directors and officers indemnity insurance coverage reasonably satisfactory to the Board, and the Company's Restated Certificate and By-laws shall provide for indemnification and exculpation of the Directors to the fullest extent permitted under applicable law.

3.2  VOTING AGREEMENT.

     Each Stockholder shall use all reasonable efforts to cause each Director designated by such Stockholder to vote for the election to the Board of all individuals designated in accordance with SECTION 3.1.

3.3  OBSERVATION RIGHTS.

          (a) Notwithstanding the provisions of SECTION 3.1, MQ Holdings shall be entitled to designate one Person to serve as an observer (the "OBSERVER") at all meetings of the Board.

          (b) The Company shall give the Observer reasonable prior notice (it being agreed that the same prior notice given to the Directors shall be deemed reasonable prior notice) in any manner permitted in the Company's By-laws for notices to Directors of the time and place of any proposed meeting of the Board, such notice in all cases to include true and complete copies of all documents furnished to any Director in connection with such meeting. The Observer will be entitled to be present in person as an observer at any such meeting or, if a meeting is held by telephone conference, to participate therein for the purpose of listening thereto.

          (c) The Company shall deliver to the Observer copies of all papers which may be distributed from time to time to the Directors at such time as such papers are so distributed to them, including copies of any written consent. In addition, from time to time upon the request of the Observer, the Company will furnish to the Observer such information regarding the business, affairs, prospects and financial condition of the Company as such Observer may reasonably request.

                                   ARTICLE IV

                              ADDITIONAL AGREEMENTS

4.1  ACCESS TO RECORDS AND PROPERTIES.

     Until the consummation of a Qualified Public Offering, the Company shall permit any Stockholder (other than Management Stockholders) and its employees, members, stockholders, partners, counsel and other authorized representatives (collectively, "AUTHORIZED REPRESENTATIVES"), during normal business hours and upon reasonable advance notice (which shall not be less than one-day's prior notice) to (a) visit and inspect the assets and properties of the Company, (b) examine the books of accounts and records of the Company and (c) make copies of such records and (d) discuss all aspects of the Company with any officers, employees or accountants of the Company; PROVIDED, HOWEVER, that such investigation shall not unreasonably interfere with the operations of the Company. The Company will instruct its accountants to discuss such aspects of the financial condition of the Company with any such Stockholder and its Authorized Representatives as such Stockholder may reasonably request, and to permit such Stockholder and its Authorized Representatives to inspect, copy and make extracts from such financial statements, analyses, and other documents and information (including electronically stored documents and information) prepared by the accountants with respect to the Company as such Stockholder may reasonably request. All costs and expenses incurred by such Stockholder and its Authorized Representatives in connection with exercising such rights of access shall be borne by such Persons, and all out-of-pocket costs and expenses incurred by the Company in complying with any extraordinary requests by such Persons and its representatives in connection with exercising such access rights shall be borne by such Persons.

4.2  CONFIDENTIAL INFORMATION.

     Except as otherwise required by law, each Stockholder and Authorized Representative shall hold in confidence all nonpublic information of the Company provided or made available to such Stockholder and Authorized Representative pursuant to this ARTICLE IV until such time as such information has become publicly available other than as a consequence of any breach by such Stockholder or Authorized Representative of its confidentiality obligations hereunder (PROVIDED that such information may be disclosed to any other Stockholder, Authorized Representative or transferee in a Permitted Transfer and shall not use such information for any purpose other than exercise of its rights as a holder of Stockholder Shares and its rights under the Documents).

4.3  REGULATORY MATTERS.

          (a) COOPERATION OF OTHER STOCKHOLDERS. Each Stockholder agrees to cooperate with the Company in all reasonable respects in complying with the terms and provisions of the Regulatory Sideletter, a copy of which is attached hereto as EXHIBIT B, regarding regulatory matters, including voting to approve amending the Restated Certificate, the By-laws or this Agreement in a manner reasonably acceptable to the Stockholders and MQ Holdings or any respective Affiliate thereof entitled to make such request pursuant to the Regulatory Sideletter in order to remedy a Regulatory Problem. Anything contained in this
SECTION 4.3 to the contrary
notwithstanding, no Stockholder shall be required under this SECTION 4.3 to take any action that would adversely affect in any material respect such Stockholder's rights under this Agreement or as a stockholder of the Company.

          (b) COVENANT NOT TO AMEND. The Company and each Stockholder agree not to amend or waive the voting or other provisions of the Restated Certificate, the By-laws or this Agreement if such amendment or waiver would cause MQ Holdings or any of its respective Affiliates to have a Regulatory Problem. MQ Holdings agrees to notify the Company as to whether or not it or any of its Affiliates would have a Regulatory Problem promptly after MQ Holdings has received notice from the Company of such amendment or waiver.

4.4  EXPENSES.

          The Company will pay, and hold the Investor Stockholders and/or their respective Affiliates and representatives harmless against all liability for the payment of (i) all costs and other expenses incurred from time to time by the Company or any of its Subsidiaries in connection with the Company's performance of and compliance with all agreements and conditions contained in this Agreement or the Documents on its part to be performed or complied with, (ii) the actual, out-of-pocket costs and expenses incurred by or on behalf of the Investor Stockholders and/or their respective Affiliates and representatives at or prior to the Closing Date in connection with the transactions contemplated hereby, including fees and charges of counsel, accountants and other advisors, in connection with the purchase, conversion, exercise or exchange of Securities,
(iii) the reasonable costs and expenses (including fees and expenses of counsel, accountants and other advisors) incurred by or on behalf of the Investor Stockholders and/or their respective Affiliates and representatives in connection with any amendment or waiver of, or enforcement of, any Document,
(iv) the reasonable out-of-pocket costs incurred by or on behalf of the Investor Stockholders and/or their respective Affiliates and representatives in sending its representatives to participate in meetings of the Board (or any committee thereof) of the Company or any of its Subsidiaries, (v) any actual, out-of-pocket costs reasonably incurred by or on behalf of the Investor Stockholders and/or their respective Affiliates and representatives in rendering assistance to the Company or any of its Subsidiaries, to the extent the Company or such Subsidiary requested such assistance (it being understood that the Investor Stockholders and/or their respective Affiliates and representatives are not obligated to render, and may charge additional fees for, such assistance),
(vi) the reasonable fees and expenses incurred by the Investor Stockholders and/or their respective Affiliates and representatives in any filing with any governmental authority with respect to its investment in the Company or in any other filing with any governmental authority with respect to the Company or any of its Subsidiaries that mentions the Investor Stockholders or their respective Affiliates, and (vii) any stamp or similar taxes which may be determined to be payable in connection with the execution and delivery and performance of any Document or any modification, amendment or alteration of any Document, and all issue taxes in respect of the issuance of any Securities of the Company.

4.5  2001 MANAGEMENT NOTES.

     The Management Stockholders (whether as Stockholders or thereafter) shall not amend or otherwise modify, waive or alter the 2001 Management Notes without the prior written consent of the Company.

                                    ARTICLE V

                       SECURITIES LAW COMPLIANCE; LEGENDS

5.1  RESTRICTION ON TRANSFER.

     In addition to any other restrictions on the Transfer of any Stockholder Shares contained in this Agreement, the Stockholders shall not Transfer any Restricted Securities except in compliance with the conditions specified in this
ARTICLE V.

5.2  RESTRICTIVE LEGENDS.

     Each certificate for the Restricted Securities shall (unless otherwise provided by the provisions of SECTION 5.4) be stamped or otherwise imprinted with a legend in substantially the following terms:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR LAWS."

5.3  NOTICE OF TRANSFER.

     The holder of any Restricted Securities, by his or its acceptance or purchase thereof, agrees, prior to any Transfer of any such Restricted Securities (except pursuant to an effective Registration Statement), to give written notice to the Company of such holder's intention to effect such Transfer and agrees to comply in all other respects with the provisions of this ARTICLE V and ARTICLE II. Each such notice shall describe the manner and circumstances of the proposed Transfer and, unless waived by the Company, shall be accompanied by the written opinion, addressed to the Company, of counsel for the holder of such Restricted Securities (which counsel shall be reasonably satisfactory to the Company), stating that in the opinion of such counsel (which opinion shall be reasonably satisfactory to the Company) such proposed Transfer does not involve a transaction requiring registration of such Restricted Securities under the Securities Act; PROVIDED, HOWEVER, that no such opinion of counsel shall be required in connection with any such Transfer to an Affiliate of such holder or to an "accredited investor" (as such term is defined in Rule 501 promulgated under the Securities Act) upon receipt by the Company of reasonably satisfactory evidence of such transferee's status as such. Subject to complying with the other applicable provisions hereof, such holder of Restricted Securities shall be entitled to consummate such Transfer in accordance with the terms of the notice delivered by him or it to the Company if the Company does not reasonably object (on the basis that such Transfer violates the provisions of this ARTICLE V) to such Transfer within five (5) days after the delivery of such notice. Each certificate or other instrument evidencing the Restricted Securities issued upon the Transfer of any Restricted Securities (and each certificate or other instrument evidencing any untransferred balance of such Restricted Securities) shall bear the legend set forth in SECTION 5.2) unless (i) in such opinion of such counsel registration of future transfer is not required by the applicable provisions of the Securities Act or (ii) the Company shall have waived the requirement of such legend.

5.4  REMOVAL OF LEGENDS, ETC.

     Notwithstanding the foregoing provisions of this ARTICLE V, the restrictions imposed by SECTIONS 5.1, 5.2 and 5.3 upon the transferability of any Restricted Securities shall cease and terminate when (a) such Restricted Securities are sold or otherwise disposed of in accordance with the intended method of disposition by the seller or sellers thereof set forth in a Registration Statement or are sold or otherwise disposed of in a transaction contemplated by SECTION 5.3 which does not require that the Restricted Securities transferred bear the legend set forth in SECTION 5.2, or (b) the holder of such Restricted Securities has met the requirement of Transfer of such Restricted Securities pursuant to subparagraph (k) of Rule 144. Whenever the restrictions imposed by SECTIONS 5.1, 5.2 and 5.3 shall terminate, as herein provided, the holder of any Restricted Securities shall be entitled to receive from the Company, without expense, a new certificate not bearing the restrictive legend set forth in SECTION 5.2 and not containing any other reference to the restrictions imposed by SECTIONS 5.1, 5.2 and 5.3.

5.5  ADDITIONAL LEGEND.

          (a) Each certificate evidencing Stockholder Shares and each certificate issued in exchange for or upon the Transfer of any Stockholder Shares (if such shares remain Stockholder Shares as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS' AGREEMENT DATED AS OF AUGUST [_], 2002 (AS THE SAME MAY FROM TIME TO TIME BE AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED IN ACCORDANCE WITH THE TERMS THEREOF, THE "AGREEMENT"), AMONG THE ISSUER OF SUCH SECURITIES (THE "COMPANY") AND CERTAIN OF THE COMPANY'S Stockholders. THE TERMS OF THE AGREEMENT INCLUDE, AMONG OTHER THINGS, RESTRICTIONS ON TRANSFERS. A COPY OF THE AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST."

          (b) The Company shall imprint such legends on certificates evidencing shares outstanding prior to the date hereof. The legend set forth above shall be removed from the certificates evidencing any shares which cease to be Stockholder Shares in accordance with the terms of this Agreement.

                                   ARTICLE VI

                              AMENDMENT AND WAIVER

6.1  AMENDMENT.

     Except as expressly set forth herein, the provisions of this Agreement may only be amended, modified or waived with the prior written consent of (a) the Company and (b) the Requisite Holders; PROVIDED, HOWEVER, that (i) any such amendment, modification, or waiver that would adversely affect the rights hereunder of any Stockholder, in its capacity as a Stockholder of a particular class (i.e., Investor Stockholders and Management Stockholders), without similarly affecting the rights hereunder of all Stockholders of the same class, in their capacities as Stockholders of such class, shall not be effective as to such Stockholder without his or its prior written consent, (ii) any such amendment, modification or waiver that would adversely affect the rights hereunder of any particular class of Stockholders, in their capacities as members of such class, without similarly affecting the rights hereunder of all other classes of Stockholders, shall not be effective as to such class of Stockholders without the prior written consent of the Stockholders of such class holding in the aggregate in excess of fifty percent (50%) of the Stockholder Shares held by such Stockholders as members of such class, (iii) any such amendment, modification, or waiver that would adversely affect the rights hereunder of JPMP Global Investors shall not be effective without its prior written consent, and (iv) SCHEDULE I to this Agreement shall be deemed to be automatically amended from time to time to reflect Transfers of Securities made in compliance with ARTICLE II and ARTICLE V without requiring the consent of any party, and the Company will, from time to time, distribute to the Stockholders a revised SCHEDULE I to reflect any such changes.

6.2  WAIVER.

     No course of dealing between the Company and the Stockholders (or any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms

                                   ARTICLE VII

                                   TERMINATION

     The provisions of this Agreement, except as otherwise expressly provided herein, shall terminate upon the first to occur of (a) the twentieth anniversary of the date hereof, (b) the dissolution, liquidation or winding-up of the Company, (c) the Sale of the Company, (d) the consummation of a Qualified Public Offering or (e) the approval of such termination by (i) the Company, (ii) the Requisite Holders and (iii) the Requisite Management Stockholders. Anything contained herein to the contrary notwithstanding, as to any particular Stockholder, this Agreement shall no longer be binding or of further force or effect as to such Stockholder, except as otherwise expressly provided herein, as of the date such Stockholder has Transferred all of such Stockholder's interest in the Stockholder Shares and the Transferees of such Stockholder Shares have, if required by SECTION 2.2(b) hereof, executed Joinder Agreements.

                                  ARTICLE VIII

                                  MISCELLANEOUS

8.1  SEVERABILITY.

     It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

8.2  ENTIRE AGREEMENT.

     This Agreement and the other Documents or agreements referred to herein and to be executed and delivered in connection herewith embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any and all prior and contemporaneous understandings, agreements, arrangements or representations by or among the parties, written or oral, which may relate to the subject matter hereof or thereof in any way. Other than this Agreement, the other Documents and the other agreements or instruments referred to herein and to be executed and delivered in connection herewith, there are no other agreements continuing in effect relating to the subject matter hereof, including preemptive rights, rights of first refusal, voting of capital stock of the Company or election of members of the Board.

8.3  INDEPENDENCE OF AGREEMENTS, COVENANTS, REPRESENTATIONS AND WARRANTIES.

     All agreements and covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain agreement or covenant, the fact that such action or condition is permitted by another agreement or covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial agreement or covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder. The exhibits and schedules attached hereto are hereby made part of this Agreement in all respects.

8.4  SUCCESSORS AND ASSIGNS.

     Except as otherwise provided herein, this Agreement will bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Stockholders and any subsequent holders of Stockholder Shares and the respective successors and assigns of each of them, so long as they hold Stockholder Shares. None of the provisions hereof shall create, or be construed or deemed to create, any right to employment in favor of any Person by the Company or any of its Subsidiaries.

8.5  COUNTERPARTS; FACSIMILE SIGNATURES; VALIDITY.

     This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Facsimile counterpart signatures to this Agreement shall be acceptable and binding. The failure of any Stockholder to execute this agreement does not make it invalid as against any other Stockholder.

8.6  REMEDIES.

          (a) Each Stockholder shall have all rights and remedies reserved for such Stockholder pursuant to this Agreement and all of the rights which such Stockholder has under any law or equity. Any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law or equity.

          (b) The parties hereto agree that if any parties seek to resolve any dispute arising under this Agreement pursuant to a legal proceeding, the prevailing parties to such proceeding shall be entitled to receive reasonable fees and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such proceedings.

          (c) It is acknowledged that it will be impossible to measure in money the damages that would be suffered by any party hereto if any Person also party hereto fails to comply with any of the obligations imposed on it upon them in this Agreement or in the Restated Certificate or By-laws and that in the event of any such failure, the aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Any such aggrieved party shall, therefore, be entitled to equitable relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

8.7  NOTICES.

     All notices, claims, requests, demands or other communications which are required or otherwise delivered hereunder shall be deemed to be sufficient and duly given if contained in a written instrument (a) personally delivered or sent by facsimile, (b) sent by nationally-recognized overnight courier guaranteeing next Business Day delivery or (c) sent by first class registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

          (a) if to the Company, to:

                     MQ Associates, Inc.
                     c/o J.P. Morgan Partners, LLC
                     1221 Avenue of the Americas
                     New York, NY 10112
                     Telephone: (212) 899-3400
                     Facsimile: (212) 899-3401
                     Attention: Official Notice Clerk

              with copies to:

                     O'Sullivan LLP
                     30 Rockefeller Plaza, 41st Floor
                     New York, NY 10112
                     Telephone: (212) 408-2400
                     Facsimile: (212) 408-2420
                     Attention: Christopher P. Giordano, Esq.;

          (b) if to any Stockholder, to it at its address set forth on
SCHEDULE I attached hereto;

          (c) if to JPMP Global Investors, to:

                     J.P. Morgan Partners Global Investors, L.P.
                     c/o J.P. Morgan Partners, LLC
                     1221 Avenue of the Americas
                     New York, NY 10112
                     Telephone: (212) 899-3400
                     Facsimile: (212) 899-3401
                     Attention: Official Notice Clerk

              with copies to:

                     O'Sullivan LLP
                     30 Rockefeller Plaza, 41st Floor
                     New York, NY 10112
                     Telephone: (212) 408-2400
                     Facsimile: (212) 408-2420
                     Attention: Christopher P. Giordano, Esq.;

or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered or sent by facsimile, (ii) on the first Business Day after dispatch, if sent by nationally-recognized, overnight courier guaranteeing next Business Day delivery and (iii) on the third Business Day following the date on which the piece of mail containing such communication is posted, if sent by first class registered or certified mail.

8.8  GOVERNING LAW.

     This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York; PROVIDED, HOWEVER, that, to the extent this Agreement relates to the internal affairs of the Company, such internal affairs of the Company shall be governed by and construed in accordance with the domestic laws of the State of Delaware.

8.9  WAIVER OF JURY TRIAL.

     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

8.10 MEDIATION; CONSENT TO JURISDICTION.

          (a) Except as provided herein, no civil action with respect to any dispute, claim or controversy arising out of this Agreement may be commenced until the matter has been submitted to JAMS, or its successor, for mediation. Any party hereto may commence mediation by providing to JAMS and the other parties a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties will cooperate with JAMS and with one another in selecting a mediator from JAMS' panel of neutrals, and in scheduling the mediation proceedings. The parties' covenant that they will participate in the mediation in good faith. Subject to SECTION 8.6(b), each party shall pay it own attorneys' fees, costs and expenses in connection with the mediation and share equally in the fees and expenses charged by JAMS. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator and any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation or other proceeding involving the parties, PROVIDED that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either party may seek equitable relief prior to the mediation to preserve the status quo pending the completion of that process. Except for such an action to obtain equitable relief, neither party may commence a civil action with respect to the matters submitted to mediation until after the completion of the initial mediation session, or 60 days after the date of filing the written request for mediation, whichever occurs first. Mediation may continue after the commencement of a civil action, if the parties so desire.

          (b) Each of the parties hereto irrevocably submits to the non-exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in SECTION 8.7 shall be effective service of process for any action, suit or proceeding in the State of New York with respect to any matters to which it has submitted to jurisdiction in this SECTION 8.10(b). Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby and thereby in (a) the Supreme Court of the State of New York, New York County or (b) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

8.11 FURTHER ASSURANCES.

     Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement, the Documents and the consummation of the transactions contemplated hereby.

8.12 CONFLICTING AGREEMENTS.

     No Stockholder shall maintain or otherwise enter into any stockholder agreements or arrangements of any kind with any Person with respect to any Stockholder Shares on terms inconsistent with the provisions of this Agreement (whether or not such agreements or arrangements are with other Stockholders or with Persons that are not parties to this Agreement), including agreements or arrangements with respect to the acquisition or disposition of Stockholder Shares in a manner which is inconsistent with this Agreement.

8.13 THIRD PARTY RELIANCE.

     Anything contained herein to the contrary notwithstanding, except for
SECTION 4.4 hereof the covenants of the Company contained in this Agreement (a) are being given by the Company as an inducement to the Stockholders to enter into this Agreement and the other Documents (and the Company acknowledges that the Stockholders have expressly relied thereon) and (b) are solely for the benefit of the Stockholders. Accordingly, other than as set forth in
SECTION 8.14, no third party (including, without limitation, any other holder of capital stock of the Company) or anyone acting on behalf of any thereof other than the Stockholders, shall be a third party or other beneficiary of such covenants and no such third party shall have any rights of contribution against the Stockholders or the Company with respect to such covenants or any matter subject to or resulting in indemnification under this Agreement or otherwise.

8.14 THIRD PARTY BENEFICIARY.

     The Stockholders and the Company acknowledge that JPMP Global Investors shall be a intended third party beneficiary of this Agreement for purposes of
ARTICLE III, SECTION 6.1 and ARTICLE VIII.

                               *   *   *   *   *

          IN WITNESS WHEREOF, the undersigned have duly executed this Stockholders' Agreement as of the date first written above.

                                     MQ ASSOCIATES, INC.

                                     By: /s/ GENE VENESKY
                                     ----------------------------
                                     Gene Venesky
                                     Chief Executive Officer

                                     MQ INVESTMENT HOLDINGS, LLC

                                     By: J.P. Morgan Partners (BHCA), L.P.,
                                         its Managing Member

                                     By: JPMP Master Fund Manager, L.P.,
                                         its General Partner

                                     By: JPMP Capital Corp.,
                                         its General Partner


                                     By: /s/ MITCHELL BLUTT
                                     ----------------------------
                                     Mitchell Blutt, M.D.
                                     Executive Vice President


                                     /s/ GENE VENESKY
                                     ----------------------------
                                     Gene Venesky


                                     /s/ J. KENNETH LUKE
                                     ----------------------------
                                     J. Kenneth Luke


                                     /s/ THOMAS C. GENTRY
                                     ----------------------------
                                     Thomas C. Gentry


                                     /s/ DANIEL C. SCHAEFER
                                     ----------------------------
                                     Daniel C. Schaefer


                                     /s/ MICHAEL A. VILLA
                                     ----------------------------
                                     Michael A. Villa

                                     FOR PURPOSES OF ARTICLE III AND
                                     SECTIONS 6.1 AND 8.14 ONLY:


                                     J.P. MORGAN PARTNERS GLOBAL
                                     INVESTORS, L.P.


                                     By: JPMP Global Investors, L.P.,
                                         its General Partner


                                     By: JPMP Capital Corp.,
                                         its General Partner

                                     BY: /s/ MITCHELL BLUTT
                                     ----------------------------
                                     Mitchell Blutt, M.D.
                                     Executive Vice President

                                                                       EXHIBIT A

                                JOINDER AGREEMENT

      The undersigned is executing and delivering this Joinder Agreement pursuant to the Stockholders' Agreement dated as of August 15, 2002 (as the same may hereafter be amended, restated, supplemented or otherwise modified in accordance with the term therein, the "STOCKHOLDERS' AGREEMENT"), among MQ Associates, Inc. a Delaware corporation (the "COMPANY") and the Stockholders named therein.

      By executing and delivering this Joinder Agreement to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Stockholders' Agreement in the same manner as if the undersigned were an original signatory to such agreement.

      The undersigned agrees that the undersigned shall be [a] [an] [Investor Stockholder] [Management Stockholder], as such term is defined in the Stockholders' Agreement.*

      Accordingly, the undersigned has executed and delivered this Joinder Agreement as of the __ day of ______, _______.

                                             -----------------------------
                                            Signature of Stockholder

                                             -----------------------------
                                           Print Name of Stockholder

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* Type of Stockholder shall be the same as the transferor of the Transferred Securities.